Exhibit 99.12

Note to the reader: November 2017 update of the Québec Economic Plan
The initiatives announced in the November 2017 update totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are not included in this report. They will be reflected in the results as of November. Taking into account these initiatives and the anticipated achievement of spending targets, a balanced budget is expected in 2017-2018.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	September			April to September			November 2017 update(1)
	2016	(2)	2017	2016-2017(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 523		6 038	28 556	30 102	5.4	59 692		0.2
Federal transfers	1 492		1 714	9 229	10 027	8.6	20 261		9.0
Total revenue	7 015		7 752	37 785	40 129	6.2	79 953		2.3
Expenditure
Program spending	–5 767		–6 054	–33 130	–34 329	3.6	–72 591		4.6
Debt service	–610		–598	–3 786	–3 546	–6.3	–7 487		–0.7
Total expenditure	–6 377		–6 652	–36 916	–37 875	2.6	–80 078		4.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	76		144	844	716	—	2		—
Health and social services and education networks(5)	–3		—	–7	—	—	–27		—
Generations Fund	142		171	1 000	1 027	—	2 450		—
Total consolidated entities	215		315	1 837	1 743	—	2 425		—
SURPLUS (DEFICIT)	853		1 415	2 706	3 997	—	2 300	(6)	—
Contingency reserve	—		—	—	—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–142		–171	–1 000	–1 027	—	–2 450		—
Use of the stabilization reserve	—		—	—	—	—	250		—
BUDGETARY BALANCE(7)	711		1 244	1 706	2 970	—	—		—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at September 30, 2017 showed a $3.0-billion surplus for 2017-2018.

Following the November 2017 update, a balanced budget is expected in 2017-2018.

The projected gradual elimination of the surplus is due to the following:

  the anticipated $1.6-billion impact stemming from, in particular, the acceleration in spending by departments and bodies by March 31, 2018, including:

– an increase from 3.6% to 4.6% in program spending growth by the end of the year,

– an increase in debt service due to the rise in interest rates since June,

– the carrying out of planned spending by government bodies;

  the implementation of new initiatives at a cost of $1.3 billion as of 2017-2018, as part of the November 2017 update of the Québec Economic Plan, namely:

– a $1.1-billion reduction in the tax burden on individuals,

– $41 million to reduce poverty,

– $129 million for educational success and health,

– $86 million to support regional economies.

ADJUSTMENTS TO THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT SEPTEMBER 30, 2017	2 970
Anticipated adjustments by March 31, 2018, including achievement of spending targets	–1 631
November 2017 update: new initiatives
– Easing of the tax burden on individuals	–1 083
– Reduction of poverty	–41
– Investments in educational success and health	–129
– Support for regional economies	–86
Subtotal	–1 339
BUDGETARY BALANCE – NOVEMBER 2017(7)	—

GENERAL FUND REVENUE

For September 2017, General Fund revenue reached $7.8 billion, an increase of $737 million, or 10.5%, compared to September 2016.

  Own-source revenue reached $6.0 billion, an increase of $515 million, or 9.3%, compared to September 2016.

– This growth stems primarily from a $325-million increase in consumption taxes.

  Federal transfers amounted to $1.7 billion, up $222 million compared to September 2016.

Since the beginning of the fiscal year, General Fund revenue totalled $40.1 billion, an increase of $2.3 billion, or 6.2%, compared to September 30, 2016.

  Own-source revenue stood at $30.1 billion, up $1.5 billion, or 5.4%, from last year.

– This increase is due primarily to growth in consumption taxes ($620 million), personal income tax ($479 million) and corporate taxes ($273 million).

  Federal transfers amounted to $10.0 billion, up $798 million compared to September 30, 2016.

– This growth stems primarily from a $526-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	September				April to September
Revenue by source	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 610		2 784	6.7	11 002	11 481	4.4
Contributions for health services	656		740	12.8	3 514	3 703	5.4
Corporate taxes	309		261	–15.5	2 082	2 355	13.1
Consumption taxes	1 608		1 933	20.2	9 453	10 073	6.6
Other sources	129		103	–20.2	849	847	–0.2
Total own-source revenue excluding government enterprises	5 312		5 821	9.6	26 900	28 459	5.8
Revenue from government enterprises	211		217	2.8	1 656	1 643	–0.8
Total own-source revenue	5 523		6 038	9.3	28 556	30 102	5.4
Federal transfers
Equalization	836		924	10.5	5 015	5 541	10.5
Health transfers	495		561	13.3	2 972	3 093	4.1
Transfers for post-secondary education and other social programs	136		169	24.3	815	853	4.7
Other programs	25		60	140.0	427	540	26.5
Total federal transfers	1 492		1 714	14.9	9 229	10 027	8.6
TOTAL	7 015		7 752	10.5	37 785	40 129	6.2

GENERAL FUND EXPENDITURE

For September 2017, General Fund expenditure totalled $6.7 billion, up $275 million, or 4.3%, compared to the same period the previous fiscal year.

  Program spending rose by $287 million, or 5.0%, to $6.1 billion.

– The most significant changes were in the Education and Culture mission ($124 million) and the Health and Social Services mission ($103 million).

  Debt service amounted to $598 million, a decrease of $12 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $37.9 billion, up $959 million compared to the same period the previous fiscal year.

  Program spending rose by $1.2 billion, or 3.6%, to $34.3 billion.

– The most significant changes were in the Health and Social Services mission ($577 million), the Administration and Justice mission ($354 million) and the Education and Culture mission ($292 million).

  Debt service amounted to $3.5 billion, a decrease of $240 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	September				April to September
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 712		2 815	3.8	17 403	17 980	3.3
Education and Culture	1 853		1 977	6.7	8 070	8 362	3.6
Economy and Environment	398		436	9.5	2 566	2 569	0.1
Support for Individuals and Families	509		527	3.5	3 136	3 109	–0.9
Administration and Justice	295		299	1.4	1 955	2 309	18.1
Total program spending	5 767		6 054	5.0	33 130	34 329	3.6
Debt service	610		598	–2.0	3 786	3 546	–6.3
TOTAL	6 377		6 652	4.3	36 916	37 875	2.6

CONSOLIDATED ENTITIES

For September 2017, the results of consolidated entities showed a surplus of $315 million. These results include:

  a surplus of $34 million for special funds;

  dedicated revenues of $171 million for the Generations Fund;

  a surplus of $110 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $1.7 billion. These results include:

  a surplus of $542 million for special funds;

  dedicated revenues of $1.0 billion for the Generations Fund;

  a surplus of $174 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	September 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-funded budget- bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 021	171	28	409	2 119	—		3 748	–2 263		1 485
Expenditure
Expenditure	–801	—	–28	–409	–1 960	—		–3 198	2 178		–1 020
Debt service	–186	—	—	—	–49	—		–235	85		–150
Subtotal	–987	—	–28	–409	–2 009	—		–3 433	2 263		–1 170
SURPLUS (DEFICIT)	34	171	—	—	110	—		315	—		315

	April to September 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-funded budget- bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	6 532	1 027	490	2 803	12 034	—		22 886	–13 511		9 375
Expenditure
Expenditure	–4 862	—	–490	–2 803	–11 556	—		–19 711	13 018		–6 693
Debt service	–1 128	—	—	—	–304	—		–1 432	493		–939
Subtotal	–5 990	—	–490	–2 803	–11 860	—		–21 143	13 511		–7 632
SURPLUS (DEFICIT)	542	1 027	—	—	174	—		1 743	—		1 743

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For September 2017, the consolidated net financial surplus stood at $860 million, an increase of $725 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $1.8 billion, compared to financial requirements of $419 million last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	September				April to September
	2016	(2)	2017	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	5 523		6 038	515	28 556		30 102	1 546
Federal transfers	1 492		1 714	222	9 229		10 027	798
Total revenue	7 015		7 752	737	37 785		40 129	2 344
Expenditure
Program spending	–5 767		–6 054	–287	–33 130		–34 329	–1 199
Debt service	–610		–598	12	–3 786		–3 546	240
Total expenditure	–6 377		–6 652	–275	–36 916		–37 875	–959
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	76		144	68	844		716	–128
Health and social services and education networks(5)	–3		—	3	–7		—	7
Generations Fund	142		171	29	1 000		1 027	27
Total consolidated entities	215		315	100	1 837		1 743	–94
SURPLUS (DEFICIT)	853		1 415	562	2 706		3 997	1 291
Consolidated non-budgetary surplus (requirements)	–718		–555	163	–3 125		–2 213	912
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	135		860	725	–419		1 784	2 203

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017
	Québec		November 2017
	Economic Plan	Adjustments	update(1)		Change (%)(9)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687	–1 401	22 286		–1.8
Contributions for health services	7 261	24	7 285		1.0
Corporate taxes	5 311	415	5 726		8.6
Consumption taxes	18 275	322	18 597		3.6
Other sources	1 665	11	1 676		–1.9
Total own-source revenue excluding government enterprises	56 199	–629	55 570		1.3
Revenue from government enterprises	4 050	72	4 122		–12.9
Total own-source revenue	60 249	–557	59 692		0.2
Federal transfers	20 053	208	20 261		9.0
TOTAL GENERAL FUND REVENUE	80 302	–349	79 953		2.3
Program spending
Health and Social Services	–36 764	–105	–36 869		4.2
Education and Culture	–18 877	–19	–18 896		5.4
Economy and Environment	–5 418	–86	–5 504		–0.1
Support for Individuals and Families	–6 274	–46	–6 320		–0.2
Administration and Justice	–5 258	256	–5 002		18.5
Total program spending	–72 591	—	–72 591		4.6
Debt service	–7 776	289	–7 487		–0.7
TOTAL GENERAL FUND EXPENDITURE	–80 367	289	–80 078		4.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–163	2		—
Health and social services and education networks(5)	—	–27	–27		—
Generations Fund	2 488	–38	2 450		—
TOTAL CONSOLIDATED ENTITIES	2 653	–228	2 425		—
SURPLUS (DEFICIT)	2 588	–288	2 300	(6)	—
Contingency reserve	–100	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488	38	–2 450		—
Use of the stabilization reserve	—	250	250		—
BUDGETARY BALANCE(7)	—	—	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.44 of The Québec Economic Plan – November 2017 Update.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(8)	Consolidation adjustments include the elimination of General Fund program spending.
(9)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the results at October 31, 2017, will be published on January 12, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.